UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

______________

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 9, 2005

(Date of earliest event reported)

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

(Exact Name of Registrant as specified in charter)

Delaware	000-26749	11-2581812
(State or other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

26 Harbor Park Drive, Port Washington, New York 11050

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code (516) 626-0007

Item 2.02. Results of Operations and Financial Condition.

On May 9, 2005, Registrant released its earnings for fiscal third quarter. A copy of the press release detailing the earnings is attached to this Current Report on Form 8-K as Exhibit 99.

Exhibits

99.	Press Release dated May 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2005

By: /s/ Stuart F. Fleischer

Stuart Fleischer, Chief Financial Officer

Company Contact Stuart Fleischer Chief Financial Officer 516-605-6625 sfleischer@nmhcrx.com	Investor Relations David Waldman Lippert/Heilshorn & Assoc. 212-838-3777 dwaldman@lhai.com	Financial Media Chenoa Taitt Lippert/Heilshorn & Assoc. 212-838-3777 ctaitt@lhai.com	Media Contact Jessica Wolfe CPRi Communications 201-641-1911 x51 jwolfe@cpronline.com

For Immediate Release

NMHC Reports 32 Percent Increase in Gross Profit

for the 2005 Fiscal Third Quarter

PORT WASHINGTON, N.Y. – May 9, 2005 – National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (PBM), today reported results for the fiscal third quarter and nine months ended March 31, 2005.

Jim Smith, president and chief executive officer, stated, “The Company continued its strong performance during the third quarter, generating both solid operating results in our base businesses and completing our acquisition of Pharmaceutical Care Network (“PCN”). Our revenues and earnings increased compared to the same period last year and the Company continues to generate strong cash flow. Our strong cash flows have resulted in no borrowings under our $65 million credit facility despite having paid $13 million for the acquisition of PCN. We have been very pleased with the progress of our PCN integration and anticipate meaningful contributions from its technology and personnel. Moreover, our unused line of credit provides us the flexibility to take advantage of future acquisition opportunities as they arise.”

Gross profit for the 2005 fiscal third quarter increased 32% to $22.2 million, compared to $16.8 million for the same period last year. The Company views gross profit as more reflective of the Company’s performance than revenue, due to an increase in contracts under the Preferred Partnership Program, which the Company records on a net revenue basis, and not on a gross revenue basis. Gross profit as a percentage of revenue, or gross margin, for the 2005 fiscal third quarter increased 60 basis points to 11.1%, compared to 10.5% for the same period last year. This gross margin increase primarily reflects new and existing customers that joined the Preferred Partnership Program, as well as an increase in the home delivery and specialty pharmacy businesses, which generate higher gross margins. For the nine months ended March 31, 2005, gross profit increased 39% to $63.8 million compared to $46.0 million for the same period last year.

Operating income for the 2005 fiscal third quarter increased to $5.6 million, compared to $2.6 million for the same period last year. Included in the 2004 fiscal third quarter was $1.9 million of non-recurring expenses related to the closing of the New Mountain transaction (the “Transaction Expenses”). Operating income grew due to the increase in gross profit, offset by selling, general and administrative expenses, which increased due to recent acquisitions, investments in technology and personnel, as well as expansion of the home delivery and specialty pharmacy businesses. Operating income for the nine months ended March 31, 2005 increased to $15.1 million, up from $9.5 million generated for the same period last year.

Net income for the 2005 fiscal third quarter increased to $3.3 million, compared to net income of $1.6 million for the same period last year. Net income for the 2004 fiscal third quarter included the net after-tax expense of $1.1 million related to the Transaction Expenses. Net income available to common stockholders for the 2005 fiscal third quarter was $1.8 million, or $0.27 per diluted share using the “as if converted” method, compared to net loss available to common stockholders of $78.7 million, or $11.17 loss per diluted share, for the same period last year. The New Mountain transaction in the 2004 fiscal third quarter resulted in an $80 million non-recurring, non-cash charge known as a Beneficial Conversion Feature (“BCF”). The BCF is calculated as the difference between the fair market value of the Company’s common stock on the date of the closing of the New Mountain transaction and the effective conversion price of $11.29, and which is limited to the $80 million purchase price for the preferred stock. Excluding the Transaction Expenses and the BCF, net income available to common shareholders for the 2004 fiscal third quarter would have been $2.5 million, or $0.29 per diluted share.

Net income for the nine months ended March 31, 2005 increased to $9.7 million, compared to net income of $5.4 million for the same period last year. Net income for the nine months ended March 31, 2004 also included the net after-tax expense of $1.1 million related to the Transaction Expenses. Net income available to common stockholders for the nine months ended March 31, 2005 was $5.2 million, or $0.81 per diluted share using the “as if converted” method, compared to net loss available to common stockholders of $74.8 million, or $9.99 loss per diluted share, for the same period last year. Excluding the Transaction Expenses and the BCF, net income available to common shareholders for the nine months ended March 31, 2004 would have been $6.3 million, or $0.74 per diluted share.

Revenue for the 2005 fiscal third quarter was $199.3 million, compared to revenue of $159.7 million for the same period last year. Revenue growth reflects the addition of new customers and the volume increase from existing customers, as well as contribution from The Inteq Group (acquired in April 2004) and PCN (acquired in March 2005). Total paid claims for the 2005 fiscal third quarter were 6.5 million, compared to 4.5 million for the same period last year. Revenue for the nine months ended March 31, 2005 was $584.7 million, compared to revenue of $474.5 million for the same period last year. Total paid claims for the nine months ended March 31, 2005 were 17.2 million, compared to 13.1 million for the same period last year.

As of March 31, 2005, NMHC had approximately $4.5 million in cash and cash equivalents. Additionally, the Company had no borrowings outstanding under its $65 million revolving line of credit.

Cash flows from operating activities were $4.5 million for the nine months ended March 31, 2005 versus $20.4 million for the nine month period ended March 31, 2004. Cash flows from operating activities were impacted negatively in the fiscal 2005 period, and cash provided by investing activities was positively impacted, as a result of the timing of the closing of the PCN transaction, which occurred on March 7, 2005.

A component of cash provided by operating activities is the net change in assets and liabilities from the beginning to the end of the reporting period. The effect of changes in assets and liabilities acquired in a business combination are included in the statement of cash flows as of the acquisition date through the end of the reporting period.

In calculating the Company’s cash flows for the nine months ended March 31, 2005, the Company included the acquired balances of PCN as of March 7, 2005 in measuring cash provided by operating activities. The PCN acquisition closing date occurred at a time during PCN’s billing and paying cycle when accounts receivable had decreased significantly following collection of a large portion of its February 28, 2005 receivables. This resulted in a large cash balance, the majority of which was earmarked for payment within the next few days to the various dispensing pharmacies. Since PCN accounts receivable was significantly higher at March 31, 2005 compared to March 7, 2005 (relative to accounts payable), the timing of the PCN acquisition negatively impacted the Company’s consolidated cash from operations by approximately $12.6 million for the nine months ended March 31, 2005. The Company’s cash flows from operations for the nine months ended March 31, 2005, without giving effect to the PCN acquisition, would have been $17.1 million.

The large PCN cash balance at the closing date was reported as a $3.2 million source of cash, or cash provided by investing activities, calculated by subtracting the $13.5 million acquisition price and related costs from the $16.7 million of cash acquired.

In the Company’s earnings release for the quarter ended December 31, 2004, the Company reported an unusual variance in its cash provided by (used in) operations ($1.1 million used in operations for the six months ended December 31, 2004 versus $12.1 million provided by operations for the six months ended December 31, 2003) due to a temporary acceleration of certain pharmaceutical payments. This temporary payment acceleration ended in January 2005 and the Company reported that it expected its cash flows from operations at March 31, 2005 to return to its normal level. As discussed above, the effects of the timing of PCN cash receipts prior to its acquisition and the payments of acquired PCN accounts payable subsequent to the acquisition has impacted the Company’s expectations of cash flows from operations.

Conference Call Details

Management will host a conference call to discuss the fiscal 2005 third quarter results on Tuesday, May 10, at 8:30 a.m. ET. To listen to the call, please dial 706-634-1287. A live webcast of the call will be accessible on the Company’s website, www.nmhc.com. A replay via telephone will be available for seven days beginning at 11:30 a.m. ET. To access the replay, please dial 1-706-645-9291 using the passcode number 6059080.

About NMHC

National Medical Health Card Systems, Inc. (NMHC) operates NMHC Rx (pharmacy benefits manager or PBM), Integrail (health information solutions), NMHC Mail (home delivery pharmacy), and Ascend (specialty pharmacy solutions), providing services to corporations, unions, health maintenance organizations, third-party administrators, and local governments. Through its clinical programs, value-added offerings, and advanced information systems, NMHC provides quality, cost effective management of pharmacy benefit programs.

Forward-Looking Statements

This press release contains forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used herein, the words “may”, “could”, “estimate”, “believes”, “anticipates”, “thinks”, “intends”, “will be”, “expects”, “plans” and similar expressions identify forward-looking statements. Readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2004, including information relating to demand, pricing, government regulation, acquisitions and affiliations, the market for PBM services and competition, as well as the information contained in other Securities and Exchange Commission filings by NMHC.

– Tables Follow –

Net Income and Net Income Available to Common Stockholders Reconciliation

(Amounts in thousands, except per share amounts)

While net income and net income available to common stockholders excluding non-recurring New Mountain transaction items are not measures of financial performance under U.S. generally accepted accounting principles, they are provided as information for investors for analysis purposes in evaluating the effect of the New Mountain transaction on net income and net income available to common stockholders. Net income and net income available to common stockholders excluding non-recurring New Mountain transaction items are not meant to be considered a substitute or replacement for net income or net income (loss) available to common stockholders as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from net income to net income available to common stockholders excluding non-recurring New Mountain transaction items, is as follows:

Net Income and Net Income Available to Common Stockholders Reconciliation

(Amounts in thousands, except per share amounts)

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
($ in thousands)

	Nine months ended March 31, 2005		Nine months ended March 31, 2004	
Cash flows from operating activities:				
Net income	$	9,734	$	5,429
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization		4,682		4,135
Amortization of deferred gain		(92)		(333)
Net gain on disposal of capital assets				316
Provision for doubtful accounts		756		847
Compensation expense accrued to officer/stockholder				37
Deferred income taxes		901		(400)
Changes in assets and liabilities, net of effect from acquisitions:				
Restricted cash		582		745
Accounts receivable		(24,585)		(13,633)
Rebates receivable		(2,058)		(4,762)
Inventory		(3,068)		(1,410)
Other current assets		(1,954)		(727)
Due to/from affiliates		1		235
Other assets		3,327		(81)
Accounts payable and accrued expenses		10,321		26,172
Other current liabilities		6,828		2,502
Other long term liabilities		(925)		1,343
Net cash provided by operating activities		4,450		20,415
Cash flows from investing activities:				
Capital expenditures		(4,295)		(5,550)
Acquisition of PCN, net of cash acquired		3,153		-
Acquisition of PPP, net of cash acquired		(358)		(3,658)
Acquisition of Integrail		-		(13)
Acquisition of Inteq		(139)		
Repayment of loan from affiliate		-		2,660
Repayment of loan from officer				107
Net cash used in investing activities		(1,639)		(6,454)
Cash flows from financing activities:				
Proceeds from exercise of stock options		3,251		2,632
Proceeds from issuance of preferred stock, net of offering costs		-		75,262
Purchase of treasury stock in tender offer, including related costs		-		(51,130)
Proceeds from revolving credit facility		695,758		624,095
Repayment of revolving credit facility		(695,796)		(639,723)
Payment of preferred stock dividends		(4,204)		(199)
Deferred financing costs		(367)		143
Repayment of debt and capital lease obligations		(343)		(379)
Net cash (used in) provided by financing activities		(1,701)		10,701
Net increase in cash and cash equivalents		1,110		24,662
Cash and cash equivalents at beginning of period		3,388		5,222
Cash and cash equivalents at end of period	$	4,498	$	29,884

Reconciliation of Cash Flow From Operating and Investing Activities

(Amounts in thousands)

While cash flow from operating and investing activities excluding the impact of the PCN acquisition are not measures of financial performance under U.S. generally accepted accounting principles, they are provided as information for investors for analysis purposes in evaluating the effect of the PCN acquisition on cash flow from operating and investing activities. Cash flow from operating and investing activities excluding the impact of the PCN acquisition is not meant to be considered a substitute or replacement for cash flow from operating and investing activities as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from cash flow from operating and investing activities to cash flow from operating and investing activities excluding the impact of the PCN acquisition, is as follows:

                                                                        For the nine months ended
                                                                    March 31, 2005     March 31, 2004
                                                                      (unaudited)        (unaudited)

Net cash provided by operating activities, as reported               $     4,450        $    20,415

Impact of PCN on cash flow from operations
  for the period March 7 - March 31, 2005                                 12,656                  -

Net cash provided by operating activities, excluding the impact
  of the PCN acquisition                                             $    17,106        $    20,415

Net cash used in investing activities, as reported                   $   (1,639)        $   (6,454)

Impact of PCN acquisition at March 7, 2005 on cash flow
 from investing activities                                               (3,104)                  -

Net cash used in investing activities, excluding the impact
  of the PCN acquisition                                             $   (4,743)        $   (6,454)

Cash and cash equivalents at end of period, as reported              $     4,498        $    29,884

Impact of PCN acquisition at March 7, 2005 and PCN’s
  operations for the period March 7 - March 31, 2005                       9,552                  -

Cash and cash equivalents at end of period, excluding
  the impact of the PCN acquisition                                  $    14,050        $    29,884

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